Exhibit 99.1

Anthemis Digital Acquisitions I Corp Will Redeem its Public Shares and Will Not Consummate an Initial Business Combination

Cayman Islands – April 28, 2023 – Anthemis Digital Acquisitions I Corp (NASDAQ: ADALU) (the “Company”) today announced that it will redeem all of its outstanding Class A ordinary shares (the “Class A Shares”), effective as of the close of business on May 3, 2023, because the Company will not consummate an initial business combination by May 1, 2023, the time period required by its amended and restated memorandum and articles of association.

The per-share redemption price for the public shares will be approximately $10.48 (the "Redemption Amount"). In accordance with the terms of the related trust agreement, the Company expects to retain $100,000 of the interest income from the trust account to pay dissolution expenses.

The Company will voluntarily delist from the Nasdaq Global Select Market prior to the date of redemption and anticipates that the last day the public shares will trade is May 2, 2023. The Company expects that The Nasdaq Global Select Market will file a Form 25 with the U.S. Securities and Exchange Commission to delist its securities thereafter. As of the close of business on May 3, 2023, the public shares will be deemed cancelled and will represent only the right to receive the Redemption Amount. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended. All Class A Shares are held in “street name” and beneficial owners thereof will not need to take any action in order to receive the Redemption Amount.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants. The Company’s initial shareholders have waived their redemption rights with respect to the outstanding Class B ordinary shares issued prior to the Company’s initial public offering.

About Anthemis Digital Acquisitions I Corp

Anthemis Digital Acquisitions I Corp was formed for the purpose of effecting a merger, capital exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the wind-up of the Company and the redemption of its Class A Shares. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including. These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based. Please refer to the Company’s publicly filed documents, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to the Company which may affect the statements made in this press release.